EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

          We consent to the incorporation by reference in the Registration Statement (Form S-8 No.: 333-167196) pertaining to the 2008 Share Incentive Plan of China Hydroelectric Corporation of our reports dated April 27, 2012, with respect to the consolidated financial statements of China Hydroelectric Corporation and the effectiveness of internal control over financial reporting of China Hydroelectric Corporation, included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming
Beijing, People’s Republic of China
April 27, 2012